Exhibit 14.1

POLICY AND PROCEDURES

MANAGEMENT


Management 2-9
December 2003
First American Capital Corporation
Code of Ethics
For
Executive Management
And
Board of Directors


POLICY: It is the policy of First American Capital Corporation (the "Company") that all officers, directors and employees conduct business on behalf of the Company in an honest and ethical manner and in accordance with the Company's Corporate Governance Policy and Procedure. In addition to complying with the Governance policy, the Executive Management and Board of Directors of the Company, defined as President/CEO, Chairman and Corporate Officers, are expected to comply with the ethical standards and guidelines set forth below (the "Code of Ethics").

CODE OF ETHICS: This Code of Ethics underscores the serious approach that must be taken to address the ethical issues that confront the Company. Accordingly, Executive Management and the Board of Directors of the Company shall not commit acts contrary to the Code of Ethics, nor shall they condone the commission of such acts by others within the Company.

Honest and Ethical Conduct

The Executive Management of the Company are expected to exhibit and promote the highest standards of honest and ethical conduct by:

Encouraging and rewarding professional integrity in all aspects of the financial organization.

Ethically handling actual or apparent conflicts of interest between personal and business relationships.

Reporting to Legal Counsel of the Company any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Establishing procedures for staff members to inform management of deviations in practice from policies and procedures governing honest and ethical behavior, without fear of retaliation or harassment.

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Financial Records and Periodic Reports

Executive Management of the Company are expected to promote full and fair disclosure of accurate, complete and relevant information concerning the Company by:

Encouraging open communications with management of the Company and accountants engaged in financial audits of the Company to promote full disclosure of all relevant and material financial information of the Company.

Establishing and administering financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely and relevant information.

Providing full, fair, accurate, relevant, timely and understandable information for inclusion in the Company's periodic reports filed with the Securities and Exchange Commission and in other public communications made by the Company.


Compliance with Applicable Laws, Rules and Regulations

Executive Management is expected to promote compliance with applicable laws, rules and regulations by:

Educating members of the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.

Monitoring the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

Executive Management should communicate any suspected violations of this Code of Ethics promptly to Legal Counsel of the Company. Violations will be investigated and appropriate disciplinary action will be taken in the event of any violations of the Code of Ethics, up to and including termination.

Amendments to and Waivers of the Code of Ethics

From time to time, the Company may amend or waive certain provisions of this Code of Ethics. If Executive Management believes that a waiver may be called for, they should contact Legal Counsel of the Company. Amendments to and waivers of the Code of Ethics may be made only by the Board of Directors of the Company or a committee of the Board, and must promptly be disclosed on the Company's website, if appropriate, or by filing a Form 8-K with the Securities and Exchange Commission.

 /s/ HARLAND E. PRIDDLE
        Chairman

Approved by the Board of Directors On:December 12, 2004

Harlend E. Priddle, Secretary





											            Exhibit A